Exhibit 99.1                                            [LOGO]

News Release

For information contact:
Lauren Harris
Director of Marketing
CNL Real Estate Services, Inc.
(407) 650-1205
                                                        For Immediate Release
                                                        ---------------------
                                                        April 1, 2003



                    CNL Retirement Properties, Inc. Acquires
                Nine Seniors' Housing Facilities for $166 Million


                  Sunrise Senior Living will Manage Properties


ORLANDO, FL - CNL Retirement Properties, Inc. ("CNL"), one of the leading investment companies in the seniors' housing industry, today announced it has closed on the acquisition of nine Marriott Senior Living Services, Inc. facilities for $166 million. This is the second phase of a transaction valued at $255 million. The first phase of the transaction was completed on December 20, 2002, and involved CNL's purchase of 12 properties valued at $89 million.


In a separate release, Sunrise Assisted Living, Inc. (NYSE: SRZ), d/b/a Sunrise Senior Living, announced it has completed the acquisition of all of the outstanding stock of Marriott International, Inc.'s (NYSE: MAR) wholly owned subsidiary, Marriott Senior Living Services, Inc., which owns and operates senior independent full-service and assisted living communities.

CNL's total acquisition involves 3,371 units: 875 independent, 1,570 assisted, 538 special care (dementia) and 388 skilled nursing, and comprises residences in 13 states: Georgia, South Carolina, Virginia, Pennsylvania, Ohio, Massachusetts, Illinois, Arkansas, Oklahoma, Utah, California, Washington and Kentucky. This transaction brings CNL's total portfolio to 51 properties with 6,018 units in 21 states.

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CNL Retirement Properties, Inc. Acquires Nine Properties, 2


"CNL is pleased to conclude the final phase of this transaction with Marriott, bringing 21 exceptional properties to our growing portfolio and expanding our geographic reach into seven new states," said James M. Seneff, Jr., Chairman and CEO of CNL. "We look forward to strengthening our relationship with Sunrise Senior Living, now the industry's largest senior living provider, and a company that shares CNL's high standards of quality care."

All 21 properties feature an assisted living component and most offer dementia care. The property types involved in the transaction include: 12 Brighton Gardens, four MapleRidge, two Hearthside, one Independent Full-Service and two Continuing Care Retirement Communities (CCRC). The two CCRCs are located in Fort Belvoir, Va. and Haverford, Pa. Both offer independent and assisted living, as well as skilled nursing.

Sunrise Senior Living is the nation's largest provider of senior living services. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer's and other forms of memory loss and nursing and rehabilitative care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.

CNL Retirement Properties, Inc., a real estate investment trust, is affiliated with CNL Financial Group, Inc., and specializes in the acquisition of premium independent and assisted living communities and continuing care retirement communities. Headquartered in Orlando, Florida, CNL Financial Group, Inc. is one of the nation's largest privately held real estate investment and finance companies. CNL Financial Group, Inc., and the entities it has formed or acquired have more than $5.3 billion in assets, representing more than 2,850 properties in 49 states. The company and those entities focus on properties in the retirement, hospitality, corporate facility, community development, retail and restaurant sectors.


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